Pricing Supplement No. 4 dated December 10, 2002 (to Prospectus dated November 18, 2002 and Prospectus Supplement dated November 18, 2002)	Filed under Rule 424(b)(3) File No. 333-90316
SLM CORPORATION Medium Term Notes, Series A Due 9 Months or Longer From the Date of Issue

Principal Amount:	$50,000,000	Floating Rate Notes:	☒	Fixed Rate Notes:	☐

Original Issue Date:	December 16, 2002	Closing Date: December 16, 2002		CUSIP Number:	78442F AK4

Maturity Date:	December 15, 2005	Option to Extend Maturity:	☒ No ☐ Yes	Specified Currency:	U.S. Dollars
		If Yes, Final Maturity Date:

Redeemable at the option of the Company:	☒ No	Redemption Price:	Not Applicable.

	☐ Yes	Redemption Dates:	Not Applicable.

Repayment at the option of the Holder::	☒ No	Repayment Price:	Not Applicable.

	☐ Yes	Repayment Dates:	Not Applicable.

Applicable to Floating Rate Notes Only:

Floating Rate Index:

☐ CD Rate	Index Maturity: Three Months.

☐ Commercial Paper Rate

☐ CMT Rate	Spread: Plus 19 basis points (0.19%).

☐ Federal Funds Rate

☒ LIBOR Telerate	Initial Interest Rate: TBD.

☐ LIBOR Reuters

☐ Prime Rate	Interest Rate Reset Period: Quarterly.

☐ 91-Day Treasury Bill Rate

Reset Date(s):	Each March 15th, June 15th, September 15th and December 15th during the term of the Notes, subject to adjustment in accordance with the following business day convention, beginning March 17, 2003.	Interest Payment Date(s):	Each March 15th, June 15th, September 15th and December 15th during the term of the Notes, subject to adjustment in accordance with the following business day convention, beginning March 17, 2003.

Interest Determination Date:	2 London and New York Business Days prior to the related Reset Date.	Interest Period:	From and including the previous Interest Payment Date (or Original Issue Date, in the case of the first Interest Accrual Period) to but excluding the current Interest Payment Date (or Maturity Date, in the case of the last Interest Accrual Period).

Lock-in Period Start Date:	Not Applicable.	Accrual Method:	Actual/360.

Maximum Interest Rate:	Not Applicable.	Minimum Interest Rate:	Not Applicable.

Salomon Smith Barney

December 10, 2002

MTN 0025

Form:	Book-entry.
Denominations:	$1,000 minimum and integral multiples of $1,000 in excess thereof.
Trustee:	JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank.
Agent:	Salomon Smith Barney Inc. is acting as underwriter for this isssuance.
Issue Price:	100.0%.
Agents' Commission:	0.08872%.
Concession:	0.00%.
Reallowance:	0.00%.
Net Proceeds:	$49,955,640.00
CUSIP Number:	78442F AK4
ISIN Number:	US78442F AK49

Obligations of SLM Corporation and any subsidiary of SLM Corporation are not guaranteed by the full faith and credit of the United States of America. Neither SLM Corporation nor any subsidiary of
SLM Corporation (other than Student Loan Marketing Association) is a government-sponsored enterprise or an instrumentality of the United States of America.

December 10, 2002

MTN 0025